Exhibit 99.1

VaxGen Restructures Lease Obligation to Further Reduce Spending

        South San Francisco, Calif. – October 17, 2007 – VaxGen, Inc. (Pink Sheets: VXGN.PK) announced that it has entered into a lease restructuring agreement that will reduce its lease obligations by over $12 million over the remaining lease term, which runs through the end of 2016, as well as eliminating operating and maintenance costs associated with the building.

        The agreement calls for the company to relinquish occupancy of one of its two major buildings, both located in the Oyster Point Tech Center in South San Francisco, California, at the end of February 2008. VaxGen will retain occupancy the other building at Oyster Point Tech Center that houses its administrative offices and manufacturing facility.

        “This agreement reflects our continuing emphasis on conserving our cash and reduces a significant future liability,” said Matthew Pfeffer, VaxGen’s Chief Financial Officer. “We are continuing to look for ways to conserve our cash and will further reduce our spending when and if we identify additional cost-saving measures.”

        VaxGen is a biopharmaceutical company based in South San Francisco, Calif. For more information, please visit the company’s web site at www.vaxgen.com.

        Note: This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements include, without limitation, statements regarding the anticipated benefits to VaxGen of restructuring its property leases. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including the risk that VaxGen could incur unanticipated liabilities associated with the lease restructuring. Risk factors affecting VaxGen are discussed under “Risk Factors” in VaxGen’s Annual Report on Form 10-K for the year ended December 31, 2006, as well as VaxGen’s subsequent quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contact: Matthew Pfeffer 650-624-2477